EXHIBIT 23.1

SPATIALIZER AUDIO LABORATORIES, INC.
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-27453 and 333-41170) of Spatializer Audio Laboratories, Inc. of our report dated March 30, 2015, related to the balance sheets of Spatializer Audio Laboratories, Inc. as of December 31, 2014 and 2013 and the related statements of operations, stockholders' equity (deficit), and cash flows for the years then ended, which report appears in the annual report on Form 10-K of Spatializer Audio Laboratories, Inc. for the year ended December 31, 2014.

/s/ Ramirez Jimenez International CPAs

Irvine, California
March 30, 2015